Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Forms S-3 No. 333-155763 and 333-143244 and Forms S-8 No. 333-38929, 333-103453 and 333-163602) of Meadowbrook Insurance Group, Inc. of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedules of Meadowbrook Insurance Group, Inc., and the effectiveness of internal control over financial reporting of Meadowbrook Insurance Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Detroit, Michigan
March 15, 2010